BINDING TERM SHEET

FOR THE ACQUISITION OF SNACK PROMPT CORP.

This Binding Term Sheet (“Term Sheet”) is entered into and effective as of October 3, 2025, by and among:

-Spectral Capital Corporation, a Nevada corporation (“Spectral”); and

-Snack Prompt Corp., a Delaware corporation (“Snack Prompt” or the “Company”).

Together, Spectral and Snack Prompt are referred to as the “Parties.”

1. Transaction Overview

Spectral shall acquire 100% of the issued and outstanding capital stock of Snack Prompt (the “Transaction”). The closing of the Transaction shall occur on a mutually agreed date following completion of due diligence and satisfaction of closing conditions (the “Closing Date”). Snack Prompt shall be delivered to Spectral without debt and without any other operating subsidiaries.

2. Purchase Price

The consideration payable by Spectral to the shareholders of Snack Prompt for the Transaction shall consist of 10,000,000 shares of common stock of Spectral (the “Spectral Shares”), consisting of 1,500,000 initial shares and up to 8,500,000 earn-out shares, for a total of 10,000,000 common shares of Spectral.

3. Lock-Up Terms

The Spectral Shares shall be subject to a lock-up period of 12 months from the Closing Date, but 700,000 worth of the Spectral Shares shall be released after 8 months. Early release may occur only with the prior written consent of Spectral. Release will only occur upon Snack Prompt meeting the Earn-Out Milestones (defined below). Shares are also subject to reasonable trickle-out provisions pursuant to Spectral’s uplisting on NASDAQ. If any Spectral officer, director or 5% or greater shareholder sells during the lock up period, 50% of such a sale shall be released from the lockup.  Spectral agrees to notify Snack Prompt if any such insider requests a legal opinion to free up shares under Rule 144.

4. Earn-Out Milestones

The 8,500,000 Earn-Out Shares shall be issued based upon the achievement of agreed-upon milestones between Spectral and Snack Prompt, which may include commercial, financial, product development, or operational benchmarks to be mutually established in writing or as follows: When the ARR reaches $4,000,000 , the performance milestones will have been met.  The 8,000,000 shares will be released pro-rata in $300,000 increments.  In addition, at the closing Eder Teixera will be paid a salary of $175,000 with bonus potential of up to 50% of his base salary.  He can appoint a board member to Spectral.  Spectral also agrees to hire his CMO designee at $10,000 per month.

5. Investment by Spectral

Upon completion by Snack Prompt of:

-a PCAOB audit firm-certified audit of its financial statements for fiscal years 2023 and 2024, and

-a PCAOB audit firm review of its financial statements through September 30, 2025,

Spectral shall commit to invest up to $5,000,000 into the Snack Prompt business unit, based on agreed-upon budgets and milestones. $700,000 will be released at the closing to fund the development of the AI Newsletter and $1,500,000 will be released at the closing toward the agreed upon budget for growth of Snack Prompt.   Each additional $300,000 in ARR will release $500,000 of the investment toward the budget.

6. Due Diligence

The Transaction is subject to the satisfactory completion of financial, legal, and operational due diligence by Spectral.

7. Audited Financial Statements, Valuation and Technology Audit

Snack Prompt shall, at its own expense, provide audited financial statements prepared in accordance with U.S. GAAP and audited by a PCAOB-registered independent accounting firm, consistent with Section 5 above that include validation of the $2,000,000 spent on SnackPrompt to date and the 2025 revenue to date. In addition, Snack Prompt will cause to be undertaken and delivered a valuation by a Top 10 Global Accounting Firm at its own expense that verifies a minimum valuation of Snack Prompt at $20,000,000 or more. In addition, Snack Prompt will pay for and deliver at its own expense a technology audit by an auditor of Spectral’s choosing that will validate the protectability, value and competitive position of Snack Prompt technology.

8. Closing Conditions

Closing will be subject to customary conditions, including but not limited to:

-Delivery of audited financial statements.

-Completion of due diligence to Spectral’s satisfaction.

-Approval by the Boards of Directors of both Parties.

-Execution of a definitive Stock Purchase Agreement and related documents.

-Payment of $525,000 to Atlanta Seed Fund II, LP (“ASF”) by Spectral and full release by ASF of Snack Prompt and Spectral.

9. Representations and Warranties

Each Party shall provide standard representations and warranties customary for a private company stock acquisition, including ownership of shares, authority, compliance with laws, financial statements, liabilities, tax matters, intellectual property, and SEC filings (for Spectral). If anything happens to force liquidation of Spectral, Snack Prompt shall be allowed to retain the newsletter unless it has sold the Spectral Shares.

10. Expenses

Each Party shall bear its own legal and professional expenses related to this Transaction.

11. Governing Law

This Term Sheet shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of law principles.

12. Binding Effect

This Term Sheet is binding and enforceable upon execution by the Parties. The Parties agree to negotiate and enter into definitive agreements consistent with the terms herein as soon as practicable.

IN WITNESS WHEREOF, the Parties have executed this Binding Term Sheet as of the date first written above.

SPECTRAL CAPITAL CORPORATION

By:
Name: Jenifer Osterwalder
Title: President and CEO

SNACK PROMPT CORP.

By:
Name: Eder Teixeira
Title: President and CEO